Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Suncor Energy Inc.

We consent to the use of our report dated February 23, 2022, on the consolidated financial statements of Suncor Energy Inc. (the “Company”), which comprise the consolidated balance sheets as at December 31, 2021 and December 31, 2020, the related consolidated statements of comprehensive income (loss), changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes, and on the effectiveness of internal control over financial reporting as of December 31, 2021, which is incorporated by reference herein and to the reference to our firm under the heading “Auditors” in the prospectus included in registration statement on Form F-10 dated May 25, 2022 of the Company.

/s/ KPMG LLP
Chartered Professional Accountants
Calgary, Canada
May 25, 2022